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                                 NORTHERN FUNDS

                           (a Delaware business trust)


            AMENDMENT NO. 3 TO THE AGREEMENT AND DECLARATION OF TRUST

                The undersigned hereby certifies that the following resolutions were duly adopted by the Board of Trustees of Northern Funds (the "Delaware Trust") on August 2, 2000:


                Approval of Name Change of Aggressive Growth Fund
                -------------------------------------------------

        RESOLVED, that the Agreement and Declaration of Trust of the Delaware Trust be amended to change the designation and name of the "Aggressive Growth Fund" to the "Growth Opportunities Fund"; and

        FURTHER RESOLVED, that the officers of the Delaware Trust be, and each hereby is, authorized and empowered to execute and deliver any and all documents, instruments, papers and writings, including, but not limited to, any instrument to be filed with the Secretary of State of the State of Delaware, and to do any and all other acts, in the name of the Delaware Trust and on its behalf, as he, she or they may deem necessary or desirable in connection with or in furtherance of the foregoing resolution.


Date:    September 25, 2000                              /s/ Jeffrey A. Dalke
                                                         --------------------
                                                         Jeffrey A. Dalke
                                                         Secretary